Exhibit 10.63

FIRST AMENDMENT TO
PURCHASE AND SALE CONTRACT

            First Amendment to Purchase and Sale Contract (the “Amendment”) is made as of May 26, 2010, between CONCAP VILLAGE GREEN ASSOCIATES, LTD., a Texas limited partnership (“Seller”), and HARBOR GROUP INTERNATIONAL, LLC a Delaware limited liability company (“Purchaser”).

W I T N E S S E T H:

            WHEREAS, Seller and Purchaser entered into a Purchase and Sale Contract dated as of May 24, 2010 (the “Contract”) with respect to the sale of certain property known as Village Green located in Seminole County, Florida, as described in the Contract; and

            WHEREAS, Seller and Purchaser desire to amend certain provisions of the Contract.

            NOW, THEREFORE, in consideration of the mutual covenants herein contained, the sum of $10.00 and other good and valuable consideration, the mutual receipt and legal sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.      Capitalized Terms.     Capitalized terms used in this Amendment shall have the meanings given to them in the Contract, except as expressly otherwise defined herein.

2.      Feasibility Period.      The Feasibility Period, set forth in Section 3.1 of the Contract, is hereby extended to June 4, 2010.

3.      Right to Terminate.  Purchaser’s right to terminate under Section 3.2 of the Contract shall be strictly limited to zoning matters that are unsatisfactory to Purchaser (the “Termination Event”).  Purchaser hereby acknowledges and agrees that, except for the Termination Event, (x) Purchaser has completed its due diligence investigations of the Property and accepts the Property (including, without limitation, the title, survey, physical and financial condition of the Property) as of the date of this Amendment in its current “as is”, “where is” condition, “with all faults”, and (y) Purchaser's right to terminate under Section 3.2 of the Contract for any of the matters set forth in Section 3.1 of the Contract (other than the Termination Event) shall be permanently waived.

4.      Termination Notice.   Purchaser hereby rescinds that certain termination notice dated May 26, 2010 (the “Termination Notice”).  Seller and Purchaser hereby agree that (i) the Termination Notice is null and void and (ii) the Contract is hereby ratified and affirmed in all respects as if the Termination Notice had never been given by Purchaser.

5.      Miscellaneous.           This Amendment (a)  supersedes all prior oral or written communications and agreement between or among the parties with respect to the subject matter hereof, and (b) may be executed in counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute a single instrument and may be delivered by facsimile transmission or electronic mail, and any such facsimile transmitted or electronically mailed Amendment shall have the same force and effect, and be as binding, as if original signatures had been delivered.  As modified hereby, all the terms of the Contract are hereby ratified and confirmed and shall continue in full force and effect.

[Signature Page to Follow]

            IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date and year hereinabove written.

Seller:

CONCAP VILLAGE GREEN ASSOCIATES, LTD., a Texas limited partnership

By:  CCP/III VILLAGE GREEN GP, INC., a South Carolina corporation, its general partner

By:  /s/John Spiegleman

Name:  John Spiegleman

Title:  Senior Vice President

Purchaser:

HARBOR GROUP INTERNATIONAL, LLC,

a Delaware limited liability company

By:  /s/T. Richard Litton, Jr.

Name:  T. Richard Litton, Jr.

Title:  President